Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement onForm S-8 (No. 333-161827) pertaining Sinovac Biotech Ltd.’s 2003 Stock Option Plan and the Registration Statement on Form S-8 (No. 333-190980) pertaining to Sinovac Biotech Ltd.’s 2012 Share Incentive Plan of our report dated April 29, 2013, with respect to the consolidated financial statements of Sinovac Biotech Ltd., appearing in this Annual Report on Form 20-F for the year ended December 31, 2013.

/s/ Ernst &Young LLP

Vancouver, Canada

April 16, 2014